Timber Pharmaceuticals, Inc. Announces 1-for-50 Reverse Stock Split

BASKING RIDGE, NJ, November 8, 2022 – Timber Pharmaceuticals, Inc., (NYSE American: TMBR) ("Timber" or the "Company"), a clinical-stage biopharmaceutical company focused on the development and commercialization of treatments for rare and orphan dermatologic diseases, announced today that it will effect a 1-for-50 reverse stock split of its outstanding common stock. Subject to NYSE American (“NYSE” or the “Exchange”) approval, the Company anticipates that trading will resume on the NYSE American on an as-adjusted basis as of the commencement of trading on Wednesday, November 9, 2022. As previously announced, the trading of the Company’s shares of common stock was halted by the Exchange due to the low trading price of the Company’s shares of common stock on November 1, 2022. Although not anticipated by the Company, the Exchange could maintain the trading halt. The Exchange could also suspend trading and move to delist the Company’s common stock if the price per share post-split does not meet the requirements of Section 1003(f)(v) of the NYSE American Company Guide.

The Company expects Timber’s common stock to resume trading on the the NYSE American LLC (“NYSE American”) under the symbol “TMBR” and under a new CUSIP number, 887080208. As a result of the reverse stock split, every 50 pre-split shares of common stock outstanding will become one share of common stock. The par value of the Company’s common stock will remain unchanged at $0.001 per share after the reverse stock split. The reverse stock split will not change the authorized number of shares of the Company’s common stock. The reverse stock split will affect all stockholders uniformly and will not alter any stockholder’s percentage interest in the Company’s equity, except to the extent that the reverse stock split results in some stockholders owning a fractional share. No fractional shares will be issued in connection with the reverse split. Stockholders who would otherwise be entitled to receive a fractional share will instead receive a cash payment based on the average closing price of the Company’s common stock on the five (5) consecutive trading days leading up to the effective date of the reverse split. The reverse split will also apply to common stock issuable upon the exercise of Timber’s outstanding warrants and stock options, with a proportionate adjustment to the exercise prices thereof, and under the Company’s equity incentive plans.

The reverse stock split will reduce the number of shares of common stock issued and outstanding from approximately 145.5 million to approximately 2.9 million.

On November 7, 2022, the holders of a majority of the Company’s outstanding shares of common stock and Series B mirroring preferred stock approved the reverse stock split and gave the Company’s board of directors discretionary authority to select a ratio for the split ranging from 1-for-25 to 1-for-50. The board of directors approved the reverse stock split at a ratio of 1-for-50.

Computershare Trust Company, N.A. is acting as the exchange agent and transfer agent for the reverse stock split. Stockholders holding their shares in book-entry form or in brokerage accounts need not take any action in connection with the reverse stock split. Beneficial holders are encouraged to contact their bank, broker or custodian with any procedural questions.

About Timber Pharmaceuticals, Inc.

Timber Pharmaceuticals, Inc. is a clinical-stage biopharmaceutical company focused on the development and commercialization of treatments for rare and orphan dermatologic diseases. The Company's investigational therapies have proven mechanisms-of-action backed by decades of clinical experience and well-established CMC (chemistry, manufacturing and control) and safety profiles. The Company is initially focused on developing non-systemic treatments for rare dermatologic diseases including congenital ichthyosis (CI) and other sclerotic skin diseases. For more information, visit www.timberpharma.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements pertaining to Timber’s expectations regarding the Company’s ability to regain compliance with the NYSE American’s continued listing standards, future financial and/or operating results, the consummation of the offerings of Timber’s securities described above and the use of net proceeds therefrom, potential for our products and future revenues or growth in this press release constitute forward-looking statements.

These statements may be identified by the use of forward-looking expressions, including, but not limited to, "expect," "anticipate," "intend," "plan," "believe," "estimate," "potential, "predict," "project," "should," "would" and similar expressions and the negatives of those terms. These statements relate to future events or our financial performance and involve known and unknown risks and uncertainties, including, among other things, the completion of the offerings, the satisfaction of customary closing conditions related to the offerings and the intended use of proceeds from the offerings, and other factors, such as market and other conditions, which may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include those set forth in the Company's Annual Report on Form 10-K for the year ended December 31, 2021 as well as other documents filed by the Company from time to time thereafter with the Securities and Exchange Commission. Prospective investors are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

For more information, contact:

Timber Pharmaceuticals, Inc.
John Koconis
Chairman and Chief Executive Officer
jkoconis@timberpharma.com

Investor Relations:
Stephanie Prince
PCG Advisory
(646) 863-6341
sprince@pcgadvisory.com

Media Relations:
Adam Daley
Berry & Company Public Relations
(212) 253-8881

adaley@berrypr.com